                                                                 EXHIBIT K.3



                                                      SHAREHOLDER
                                                      --------------------------
                                                      COMMUNICATIONS CORPORATION



                OFFERING COORDINATOR/INFORMATION AGENT AGREEMENT


       This document will constitute the agreement between ALLIED CAPITAL CORPORATION ("the FUND"), with its principal executive offices at 1666 K Street, N.W.-9th Floor, Washington, DC 20006 and SHAREHOLDER COMMUNICATIONS CORPORATION ("SCC"), with its principal executive offices at 17 State Street, New York, NY 10005, relating to a Rights Offering (the "OFFER") of the Fund.

The services to be provided by SCC will be as follows:


  I.   OFFERING COORDINATOR

       As the "offering coordinator", SCC will provide several services to the FUND in connection with the OFFER, which will include, but may not be limited to:

       A. Coordinating and maintaining contact with those registered broker/dealers who will directly solicit shareholders, who are their customers, and serve as the intermediary between the issuer and each such broker/dealer.

       B. Distributing relevant offering material to all syndicate departments, including prospectus and any solicitation agreements.

       C. Offering input as to the feasibility of the offering's general structure including pricing, market timing, transferability, oversubscription allotments, offering extensions and solicitation payouts.

       D. Assisting in drafting all documents including letters to shareholders, warning letters, exercise forms, solicitation agreements and any broker related soliciting summaries.

       E. Providing extensive reporting beginning one week prior to expiration or any extensions thereafter, which will measure shareholder participation and the offering's general progress. This reporting will be based solely on previously established contacts within the reorganization departments of participating broker/dealers.

  II.  INFORMATION AGENT

       A.     INDIVIDUAL HOLDERS OF RECORD AND BENEFICIAL OWNERS

              1.       Target Group. SCC estimates that it may call between
                       1000 to 1,600 of the approximately 7,600 outstanding beneficial and record shareholders. The estimate number is subject to adjustment and SCC may actually call more or less shareholders depending on the response to the OFFER or at the FUND's direction.
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                                                      SHAREHOLDER
                                                      --------------------------
                                                      COMMUNICATIONS CORPORATION




       2. Telephone Number Lookups. SCC will obtain the needed telephone numbers from various types of telephone directories.

       3. Initial Telephone Calls to Provide Information. SCC will begin telephone calls to the target group as soon as practical. Most calls will be made during 10:00 A.M. to 9:00 P.M. on business days and only during 10:00 A.M. to 5:00 P.M. on Saturdays. No calls will be received by any shareholder after 9:00 P.M. on any day, in any time zone, unless specifically requested by the shareholder. SCC will maintain "800" lines for shareholders to call with questions about the OFFER. The "800" lines will be staffed Monday through Friday between 9:00 a.m. and 9:00 p.m.

       4. Remails. SCC will coordinate remails of offering materials to the shareholders who advise us that they have discarded or misplaced the originally mailed materials.

       5. Reminder/Extension Mailing. SCC will help to coordinate any targeted or broad-based reminder mailing at the request of the FUND. SCC will mail only materials supplied by the FUND or approved by the Fund in advance in writing.


B.     BANK/BROKER SERVICING

       SCC will contact all banks, brokers and other nominee shareholders ("intermediaries") holding stock as shown on appropriate portions of the shareholder lists to ascertain quantities of offering materials needed for forwarding to beneficial owners.

       SCC will deliver offering materials by messenger to New York City based intermediaries and by Federal Express or other means to non-New York City based intermediaries. SCC will also follow-up by telephone with each intermediary to ensure receipt of the offering materials and to confirm timely remailing of materials to the beneficial owners.

       SCC will maintain frequent contact with intermediaries to monitor shareholder response and to ensure that all liaison procedures are proceeding satisfactorily. In addition, SCC will contact beneficial holders directly, if possible, and do whatever may be appropriate or necessary to provide information regarding the OFFER to this group.

       SCC will, as frequently as practicable, report to the Fund with response from intermediaries.

                                                      SHAREHOLDER
                                                      --------------------------
                                                      COMMUNICATIONS CORPORATION



III.    PROJECT FEES

           In consideration for acting as Offering Coordinator, SCC will receive a flat project fee of $35,000 which is not tied in any way to the performance of the offering. In consideration for acting as Information Agent, SCC will receive a project fee of $5,000. The fees are payable by Allied Capital Corporation for both services.


IV.   ESTIMATED EXPENSES (Offering Coordinator)

           SCC will be reimbursed by the FUND for its reasonable out-of-pocket expenses incurred provided that SCC submits to the FUND an expense report, itemizing such expenses and providing copies of all supporting bills in respect of such expenses. If the actual expenses incurred are less than the portion of the estimated high range expenses paid in advance by the FUND, the FUND will receive from SCC a check payable in the amount of the difference at the time that SCC sends its final invoice for the second half of the project fee.

           SCC's expenses are estimated as set forth below and the estimates are based largely on data provided to SCC by the FUND. In the course of the OFFER the expenses and expense categories may change due to changes in the OFFER schedule or due to events beyond SCC's control, such as delays in receiving offering material and related items. In the event of significant change or new expenses not originally contemplated, SCC will notify the FUND by phone and/or by letter for approval of such expenses.


      Estimated Expenses                                                                      Low Range              High Range
      ------------------                                                                      ---------              ----------
      Distribution Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $2,500                $ 4,000

      Telephone # look up
      1,800 to 2,200 @ $.50  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 900                  1,100

      Outgoing telephone 1,000 to 1,600
      initial outgoing telephone calls @ $3.25 . . . . . . . . . . . . . . . . . . . . . . . . . 3,250                  5,200

      Incoming "800" calls
      220 to 450 @ $3.25 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 715                  1,462

      Miscellaneous, data processing, postage, deliveries
      Federal Express and mailgrams  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 500                  1,000
                                                                                                ------                -------
         Total Estimated Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $7,865                $12,762
                                                                                                ======                =======

V.    PERFORMANCE

           SCC will use its best efforts to achieve the goals of the FUND but SCC is not guaranteeing a minimum success rate. SCC's Project Fee as outlined in Section III or Expenses as outlined in Section IV are not contingent on success or failure of the OFFER.

                                                      SHAREHOLDER
                                                      --------------------------
                                                      COMMUNICATIONS CORPORATION



           SCC's strategies revolve around a telephone information campaign. The purpose of the telephone information campaign is to raise the overall awareness among shareholders of the OFFER and help shareholders better understand the transaction. This in turn may result in a higher overall response.


VI.    COMPLIANCE

           The FUND will be responsible for compliance with any regulations required by the Securities and Exchange Commission, National Association of Securities Dealers or any applicable federal or state agencies.

           In rendering the services contemplated by this Agreement, SCC agrees not to make any representations, oral or written, to any shareholders or prospective shareholders of the FUND or any broker/dealer that are not contained in the FUND's Prospectus, unless previously authorized to do so in writing by the FUND.

           Further, in the role of "offering coordinator", SCC will not undertake any broker/dealer activities including but not limited to executing securities transactions, soliciting shareholders in an effort to exercise rights, or offer advice to shareholders regarding their decisions to exercise or reject rights.


VII.   PAYMENT

           Payment for one half the project fees ($20,000) and one half the estimated high range expenses ($6,381) for a total of $26,381 will be made at the signing of this contract. The balance, if any, will be paid by the FUND due thirty days after SCC sends its final invoice.


VIII.  MISCELLANEOUS

           SCC will hold in confidence and will not use nor disclose to third parties information we receive from the FUND, or information developed by SCC based upon such information we receive, except for information which was public at the time of disclosure or becomes part of the public domain without disclosure by SCC or information which we learn from a third party which does not have an obligation of confidentiality to the FUND.

           In the event the project is cancelled for an indefinite period of time after the signing of this contract and before the expiration of the OFFER, SCC will be reimbursed by the FUND for any expenses incurred and not less than 50% of the project fees.

                                                      SHAREHOLDER
                                                      --------------------------
                                                      COMMUNICATIONS CORPORATION


           The FUND agrees to indemnify, hold harmless, reimburse and defend SCC, and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon SCC, or any of its officers, agents or employees, which results, arises out of or is based upon services rendered to the FUND in accordance with the provisions of to this AGREEMENT, provided that such services are rendered to the FUND without any negligence, willful misconduct, bad faith or reckless disregard on the part of SCC, or its officers, agents and employees.

           SCC agrees to indemnify, hold harmless, reimburse and defend
           Allied Capital Corporation and its officers, agents and employees, against all claims or threatened claims, costs, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon the Fund or any of its officers, agents or employees which results, arises out of or is based upon services rendered to the Fund by SCC, provided that such services are rendered to the Fund with negligence, willful misconduct, bad faith or reckless disregard on the part of SCC or its officers, agents or employees.

     This agreement will be governed by and construed in accordance with the laws of the State of New York. This AGREEMENT sets forth the entire AGREEMENT between SCC and the FUND with respect to the agreement herein and cannot be modified except in writing by both parties.

                 IN WITNESS WHEREOF, the parties have signed this

AGREEMENT this 18th day of January 1996.


ALLIED CAPITAL CORPORATION               SHAREHOLDER COMMUNICATIONS
                                         CORPORATION



By  /s/ SUZANNE V. SPARROW               By  /s/ ROBERT S. BRENNAN
  --------------------------               ---------------------------
    Suzanne V. Sparrow                       Robert S. Brennan
    Vice President                           Senior Account Executive